EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Media Relations:

Rick Swagler, (205) 801-0105

or

Investor Relations:

List Underwood, (205) 801-0265

John E. Maupin Jr. Elected to Regions Board of Directors

BIRMINGHAM, Ala., July 20, 2007 – Dr. John E. Maupin Jr., president of the Morehouse School of Medicine, has been elected to the Board of Directors of Regions Financial Corporation (NYSE: RF).

“John Maupin has an extensive background of proven leadership, and I am extremely proud to have him join our board,” said Jack Moore, Regions’ executive chairman. “Throughout his career, whether in health care or education, he has demonstrated a commitment to improving people’s lives. He will be a tremendous asset as our company works to improve the communities where we live and work.”

Dr. Maupin has served as the president of Morehouse School of Medicine since 2006 and previously spent 12 years as president of Meharry Medical College in Nashville, Tenn. Prior to leading Meharry, he held several other senior administrative positions, including executive vice president and chief operating officer of Morehouse School of Medicine, chief executive officer of Southside Healthcare, Inc., in Atlanta, and Deputy Commissioner of Health for the Baltimore City Health Department.

A native of Los Angeles, Calif., Dr. Maupin received his undergraduate training at San Jose State College and earned the D.D.S. degree in 1972 from Meharry Medical College, School of Dentistry. The following year, he completed a general dentistry residency at Provident Hospital in Baltimore, and in 1979, he received an M.B.A. degree from Loyola College in Baltimore.

-More-

Dr. Maupin also serves on the board of directors for LifePoint Hospitals, Inc., a rural hospital management company; the Variable Annuity Life Insurance Companies I and II, a mutual fund complex for American International Group, Inc., group retirement plans; and HealthSouth Corp., the nation’s largest provider of inpatient rehabilitative healthcare services.

Dr. Maupin is a member of the 100 Black Men of America and the Rotary Club of Atlanta. He is a past Chairman of the Board of Directors of the Community Foundation of Middle Tennessee and the North Nashville Community Development Corporation.

About Regions

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With nearly $140 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,900 AmSouth and Regions banking offices and nearly 2,600 ATMs. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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